Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

by and among

CORNERSTONE HEALTHCARE GROUP HOLDING, INC.,

UNIVERSITY GENERAL HEALTH SYSTEM, INC.,

THE “PURCHASERS” LISTED ON ANNEX A HERETO

and

THE “SELLERS” LISTED ON ANNEX A HERETO

December 12, 2014

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-iii-

LIST OF ANNEXES

Annex A	Purchasers and Sellers; Purchased Assets; Assumed Liabilities

LIST OF EXHIBITS

Exhibit 1.1(a)	Form of Non-Competition Agreement
Exhibit 1.1(b)	Actual 2014 EBITDA
Exhibit 1.1(c)	Working Capital Guidelines
Exhibit 1.1(d)	Persons with Knowledge
Exhibit 8.1(i)	Form of Estoppel and Consent Certificate
Exhibit 9.2(b)	Form of Bill of Sale
Exhibit 9.2(c)	Form of Assumption Agreement
Exhibit 9.2(d)	Form of Warranty Deed
Exhibit 9.2(e)	Form of Assignment

LIST OF SCHEDULES

Schedule 4.1(a)	Organization
Schedule 4.1(b)	Organization (Foreign Qualifications)
Schedule 4.3(a)	Capitalization
Schedule 4.3(b)	Capitalization (Exceptions)
Schedule 4.3(c)	Capitalization (Redemptions)
Schedule 4.3(d)	Capitalization (Ownership of Sellers)
Schedule 4.3(e)	Capitalization (Other Redemptions or Transfers)
Schedule 4.4	Subsidiaries
Schedule 4.5(a)	Required Third Party Consents
Schedule 4.5(b)	Required Governmental Consents
Schedule 4.6(a)	Real Property (Legal Description – Owned Real Property)
Schedule 4.6(b)	Real Property (Owner – Owned Real Property)
Schedule 4.6(c)	Real Property (Legal Description – Leased Real Property)
Schedule 4.6(d)	Real Property (Lessee – Leased Real Property)
Schedule 4.7(a)	Title to Assets; Related Matters
Schedule 4.7(b)(1)	Title to Assets; Related Matters (Asset Sales)
Schedule 4.7(b)(2)	Title to Assets; Related Matters (Tangible Personal Property)
Schedule 4.8(a)	Financial Statements
Schedule 4.8(b)	Financial Statements (Certain Exceptions)
Schedule 4.8(c)	Financial Statements (Certain Exceptions)
Schedule 4.9	No Undisclosed Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.11	Legal Proceedings
Schedule 4.12(a)(1)	Compliance with Laws
Schedule 4.12(a)(2)	Compliance with Law – Notices
Schedule 4.12(c)	Compliance with Law (HUD Financing)
Schedule 4.13	Company Contracts
Schedule 4.14(a)	Tax Returns; Taxes
Schedule 4.14(b)	Tax Returns; Taxes
Schedule 4.14(c)	Tax Returns; Taxes

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Schedule 4.15(a)	Officers and Employees
Schedule 4.15(b)	Officers and Employees (Employment Agreements)
Schedule 4.15(c)	Officers and Employees (Inactive Personnel)
Schedule 4.16(a)	Company Benefit Plans
Schedule 4.16(b)	Company Benefit Plans (280G)
Schedule 4.16(c)	Company Benefit Plans (Contractual Obligations)
Schedule 4.17	Labor Relations
Schedule 4.18(a)	Insurance Policies
Schedule 4.18(b)	Insurance Policies (Exceptions)
Schedule 4.19	Environmental Matters
Schedule 4.20(a)	Company Intellectual Property (Owned)
Schedule 4.20(b)	Company Intellectual Property (Licensed)
Schedule 4.21	Transactions with Affiliates
Schedule 4.23(a)	Supplier Relations
Schedule 4.23(b)	Supplier Relations (Exceptions)
Schedule 4.24(a)	Notes and Accounts Receivable
Schedule 4.24(b)(1)	Accounts Receivable (Certain Exceptions)
Schedule 4.24(b)(2)	Accounts Receivable (Certain Exceptions)
Schedule 4.24(b)(3)	Accounts Receivable (Certain Exceptions)
Schedule 4.25(a)	Licenses
Schedule 4.25(c)	Health Care Permits
Schedule 4.27	Brokers and Finders
Schedule 4.28	Bank Accounts
Schedule 4.29	Seller Guarantees
Schedule 7.1(k)(viii)	Permitted Capital Expenditures
Schedule 9.2(m)	Certain Agreements

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) , dated as of December 12, 2014, is made and entered into by and among Cornerstone Healthcare Group Holding, Inc., a Delaware corporation (the “Purchaser Parent”), University General Health System, Inc., a Nevada corporation (the “Seller Parent”), the Persons listed on Annex A hereto under the heading labeled “Purchasers” (each, a “Purchaser” and, collectively, the “Purchasers”), and the Persons listed on Annex A hereto under the heading labeled “Sellers” (each, a “Seller” and, collectively, the “Sellers”). The Purchaser Parent, the Seller Parent, the Purchasers and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Sellers are collectively engaged in the business of owning and operating senior care living facilities and related business activities (the “Business”);

WHEREAS, each Seller owns all right, title and interest in and to all of the Purchased Assets used or held for use by such Seller in connection with the Business;

WHEREAS, the Purchased Assets constitute all of the assets used or held for use by the Sellers or any of their respective Affiliates in the conduct of the Business as conducted as of the date hereof;

WHEREAS, on the terms and subject to the conditions set forth herein, the Parties desire to enter into this Agreement, pursuant to which, among other things, each applicable Seller proposes to sell to the applicable Purchaser, and each such Purchaser proposes to purchase from each such Seller, the respective Purchased Assets listed opposite the applicable Purchaser’s name on Annex A (such transaction, the “Acquisition”);

WHEREAS, Donald Sapaugh (“Sapaugh”) has entered into an employment agreement (the “Post-Closing Employment Agreement”) with the CHG Senior Living, LLC, a Texas limited liability company and an Affiliate of the Purchaser Parent, which becomes effective upon the Closing;

WHEREAS, the Seller Parent has entered into a non-competition agreement in the form attached to this Agreement as Exhibit 1.1(a) (the “Non-Competition Agreement”) with the Purchaser Parent, which becomes effective upon the Closing; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Actual 2014 EBITDA” has the meaning set forth on Exhibit 1.1(b).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Annex” means any annex attached to this Agreement.

“Balance Sheet” means the unaudited consolidated balance sheet of the Sellers as of the Balance Sheet Date included in the Financial Statements.

“Balance Sheet Date” means June 30, 2014.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of Texas.

“Business Records” means all books, records, ledgers and files or other similar information of the applicable Seller (in any form or medium) related to, used or held for use in connection with the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Company Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organization documents, minute and stock record books and corporate seal of such Seller).

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607 et seq. and the rules and regulations promulgated thereunder.

“Change of Control Payments” means the aggregate amount payable (including “success fees” or bonuses, severance payments and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by the Seller Parent or any member of the Company Group (a) to any third party as a result of the transactions contemplated by this Agreement or (b) to or for the benefit of current or former officers, directors, employees or contractors of any member of the Company Group, including (i) accrued and unpaid bonuses as of the Closing Date and (ii) amounts payable (whether prior to, on or following the Closing Date) pursuant to any applicable agreement (whether written or oral) or other governing document or policy as a result of the transactions contemplated by this Agreement, in the case of both clauses (a) and (b) above, to the extent not paid prior to the Closing Date.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 9.1 of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by the Seller Parent or any Seller or to which the Seller Parent or any Seller makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which the Seller or any Seller Parent has, or might have, any other liabilities.

“Company Group” means, (i) prior to the Closing, collectively, the Sellers, and (ii) following the Closing, collectively, the Purchasers.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to any Seller, including the Company Registered Intellectual Property.

“Company Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to any Seller.

“Confidential Information” means any data or information of any Seller (including trade secrets) that is valuable to the operation of the Business and not generally known to the public or competitors.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (d) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Laws” means all federal, state, local or foreign Laws relating to protection of the Environment and health and safety, including pollution control, product registration and Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that, together with the Seller and/or any member(s) of the Company Group, would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exhibit” means any exhibit attached to this Agreement.

“Financial Statements” means (a) the unaudited consolidated balance sheets of the Sellers as of December 31, 2013 and the unaudited consolidated statements of income, shareholders’ equity and cash flows of the Sellers for the twelve (12)-month period then ended and (b) the unaudited consolidated balance sheet of the Sellers as of the Balance Sheet Date and the unaudited consolidated statements of income, shareholders’ equity and cash flows of the Sellers for the six (6)-month period then ended.

“GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of the Company Group in the preparation of the Financial Statements.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency. Governmental Entity includes the Internal Revenue Service, the Department of Health and Human Services and its Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration) and the TDADS.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, polychlorinated biphenyls, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, whether liquid, solid, semi-solid, sludge or gaseous, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Law.

“Healthcare Information Law” means: (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local Laws regulating the privacy and/or security of individually identifiable information, including state Laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Health Care Permit” means, with respect to any Person, any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“HUD Indebtedness” means all indebtedness for borrowed money arising under (a) that certain loan to UGHS Senior Living Real Estate of Pearland, LLC, in the principal amount of $6,246,771 as of September 30, 2014; (b) that certain loan to UGHS Senior Living Real Estate of Knoxville, LLC, in the principal amount of $6,129,028 as of September 30, 2014 and (c) that certain loan to UGHS Senior Living Real Estate of Port Lavaca, LLC, in the principal amount of $3,820,300 as of September 30, 2014.

“Indebtedness” means, with respect to the Company Group, all indebtedness, other than the HUD Indebtedness and any Intercompany Indebtedness, with respect to borrowed money, including loans, deferred consideration, debts, any liabilities under acceptances, monies due under financial leases (but excluding capitalized leases and operating leases), or for the deferred purchase price of property or services for which any member of the Company Group is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which any member of the Company Group otherwise assures against loss, including bank debt, bank fees, shareholder debt and vendor debt, including, in each case above, any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date.

“Indemnified Party” means, as applicable, a Purchaser Indemnified Party or a Seller Indemnified Party.

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all United States of America and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, Software, technology, technical data and customer lists, and all documentation relating to any of the foregoing anywhere in the world; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto anywhere in the world; (d) all industrial designs and any registrations and applications therefor anywhere in the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor anywhere in the world; (f) all databases and data collections and all rights therein anywhere in the world; (g) all moral and economic rights of authors and inventors, however denominated, anywhere in the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intercompany Indebtedness” means all Indebtedness owed by any Seller to the Seller Parent and any Affiliate of the Seller Parent (other than the Sellers).

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items used or held for use in connection with the Business.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Leased Real Property” means the parcels of real property of which any member of the Company Group is the lessee (together with all fixtures and improvements thereon).

“Legal Dispute” means any action, suit, arbitration or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or are reasonably likely to be materially adverse to the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of any member of the Company Group, the Company Real Property or the personal property of any member of the Company Group, taken as a whole. A Material Adverse Effect shall also include any state of facts, change, event, effect or occurrence that shall have occurred that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred) is reasonably likely to prevent the performance by the Seller Parent or any Seller of such Party’s obligations hereunder or prevent or delay beyond the Termination Date the consummation of the Acquisition or the other transactions contemplated hereby.

“Net Working Capital” means the current assets, less the current liabilities of the Sellers on a consolidated basis, as of the close of business on the last Business Day immediately preceding the Closing Date, excluding all intercompany accounts, the current portion of the note receivable from Seniors in Touch, and the current portion of any long-term Indebtedness, in each case determined in accordance with the guidelines set forth on Exhibit 1.1(c).

“Ordinary Course” means the ordinary course of business of the Company Group, consistent with past practice.

“Owned Real Property” means the parcels of real property of which any member of the Company Group is fee title owner (together with all fixtures and improvements thereon).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent and (d) in the case of Company Real Property, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by any member of the Company Group or any other Person, (ii) have more than an immaterial effect on the value thereof or its use or (iii) would impair the ability of such parcel to be sold, leased or subleased.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by the Seller and related to, used or held for use in connection with the Business.

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the applicable Seller arising from or related to the Business.

“Purchase Price Allocation Percentage” means, with respect to each Purchaser or Seller, as applicable, listed on the Purchase Price Allocation Percentage Statement, the percentage set forth opposite such Party’s name on the Purchase Price Allocation Percentage Statement under the heading labeled “Purchase Price Allocation Percentage”.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser Parent, any Purchaser or any of their respective Affiliates in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser Parent, the Purchaser and their respective Affiliates, and each of their respective officers, directors, managers, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising from or related to the Business, including all receivables arising in respect of: (i) all assets recorded or reflected on the Balance Sheet (including assets such as Company Contracts to which no value was attributed); (ii) all assets acquired by the applicable Seller since the Balance Sheet Date which, had they been held by the Seller on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Company Contracts to which no value would have been attributed); and (iii) all assets that would be recorded or reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP, together with any unpaid financing charges accrued on any of the foregoing.

“Registered Intellectual Property” means all United States of America and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress, intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Purchased Assets or the Assumed Liabilities, including: (i) all rights under any Company Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Company Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and insurance policies arising from or related to the Business, the Purchased Assets or the Assumed Liabilities.

“Schedule” means any schedule attached to this Agreement.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Seller Parent, any Seller or any of their respective Affiliates in connection with the transactions contemplated hereby.

“Seller Indemnified Parties” means, collectively, the Sellers, their respective Affiliates, each of their respective officers, directors, managers, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Sellers’ Knowledge” means (a) all facts known by any individual listed on Exhibit 1.1(d) on the date hereof after due inquiry and diligence with respect to the matters at hand and (b) all facts that any such individual should have known on the date hereof with respect to the matters at hand if such individual had made due inquiry and exercised reasonable diligence.

“Software” means all computer software programs, together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” or “Subsidiaries” means any or all Persons of which the Seller Parent (or other specified Person) shall own, directly or indirectly, through another Person, a nominee arrangement or otherwise, at least a majority of the outstanding capital stock or equity interests (or other shares or equity interests of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Supplier” means any supplier that the Company Group (or any member of the Company Group) has paid in the aggregate more than $50,000 during the twelve (12)-month period ended on September 30, 2014.

“Target Working Capital” means an amount equal to $1,400,000.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges from any Governmental Entity (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, bulk sales use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind for which the Seller Parent and/or any member of the Company Group may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Termination Date” means the date prior to the Closing when this Agreement is terminated in accordance with Article X of this Agreement.

“TDADS” means the Texas Department of Aging and Disability Services.

“TDH” means the Tennessee Department of Health.

“Third Party Payor” means any Governmental Entity payor, Blue Cross and/or Blue Shield, private insurer, managed care plan and any other Person which presently or in the future maintains any Third Party Payor Program.

“Third Party Payor Program” means any payment or reimbursement program, sponsored or maintained by any Third Party Payor, in which any member of the Company Group participates.

“Transaction Expenses” means the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Seller Parent, any Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and not paid prior to the Closing Date (including amounts payable to Dougherty and Company, Inc.). Transaction Expenses shall include all fees, fines, penalties, costs, expenses and liabilities referenced in Section 8.1(n)(ii)-(iii), but shall not include (i) amounts included as Change of Control Payments and (ii) any fees payable to Lancaster Pollard & Co., LLC and HUD for the Transfer of Physical Assets and any related attorneys’ fees.

“Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition	Recitals
Adjusted Purchase Price	Section 7.11(c)
Affiliate Loans	Section 4.24(a)
Agreement	Preamble
Business	Recitals
Closing Date Expense Statement	Section 3.2(c)
Closing Date Indebtedness Statement	Section 3.2(b)
Closing Payment	Section 3.1
Company Contracts	Section 4.13
Earn-Out Consideration	Section 3.6(a)
Earn-Out Statement	Section 3.6(b)
Estimated Closing Date Financial Statement	Section 3.2(a)
Estimated Working Capital Amount	Section 3.2(a)
Excluded Liabilities	Section 2.1(b)
Expiration Date	Section 10.1(d)
Final Closing Date Financial Statement	Section 3.5(a)
Indemnifying Party	Section 11.3(a)
Insurance Contracts	Section 4.18
Legal Proceeding	Section 4.11
Non-Competition Agreement	Recitals
Parties	Preamble
Party	Preamble

Payoff Letters	Section 8.1(h)
Post-Closing Employment Agreement	Recitals
Purchase Price	Section 3.1
Purchase Price Allocation Percentage Statement	Section 3.2(d)
Purchase Price Excess	Section 3.5(b)
Purchased Assets	Preamble
Purchaser Parent	Preamble
Purchasers	Preamble
Purchaser Basket	Section 11.5
Purchaser Cap	Section 11.5
Purchaser Losses	Section 11.1
Seller Losses	Section 11.2
Sellers Parent	Preamble
Sellers	Preamble
Surviving Obligations	Section 11.4(a)

Section 1.3 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) unless Business Days are specified, (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules, as applicable, of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 1.4 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale; Assumed Liabilities; Excluded Liabilities.

(a) Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, transfer and deliver to the applicable Purchaser set forth on Annex A, and each such Purchaser shall purchase and acquire from each such Seller, all of such Seller’s right, title and interest, direct or indirect, in, to and under the assets, properties and rights of ever nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent, wherever located and whether now existing or hereafter acquired, related to, used or held for use by such Seller in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in such Seller’s books or financial statements or in the Schedules (collectively, the “Purchased Assets”), in each case free and clear of any Liens, including all of such Seller’s right, title and interest in, to and under the following.

(i) all assets recorded or reflected on the Balance Sheet (including assets such as Company Contracts to which no value was attributed);

(ii) all assets acquired by such Seller since the Balance Sheet Date which, had they been held by such Seller on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Company Contracts to which no value would have been attributed);

(iii) all assets that would be recorded or reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP;

(iv) all Receivables;

(v) all Company Contracts;

(vi) all Company Intellectual Property;

(vii) all Owned Real Property and all rights in respect of all Leased Real Property;

(viii) all Personal Property;

(ix) all Inventory;

(x) all Business Records;

(xi) all Licenses;

(xii) all Health Care Permits;

(xiii) all Prepaid Items;

(xiv) all Rights; and

(xv) the goodwill and going concern value and other intangible assets, if any, arising from or related to the Business.

(b) Assumed Liabilities. In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the applicable Purchaser shall assume from the applicable Seller from which such Purchaser acquires a portion of the Purchased Assets, only the following liabilities and obligations related to the Business that are not Excluded Liabilities (the “Assumed Liabilities”):

(i) all liabilities recorded on the Balance Sheet (but not in any notes or schedules thereto, except to the extent that a specific reserve with respect to such liability has been identified therein and only up to the amount of such reserve);

(ii) without duplication for any Assumed Liabilities referenced in clauses (i) or (iii) of this Section 2.1(b), all liabilities taken into account in determining Net Working Capital; and

(iii) all liabilities of such Seller under the applicable Company Contracts to be performed after or in respect of periods following the Closing Date.

(c) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, any Schedule, Exhibit or Annex, any Purchaser Ancillary Agreement or any Seller Ancillary Agreement to the contrary, and regardless of any disclosure to the Purchasers or the Purchaser Parent, other than the Assumed Liabilities, neither the Purchaser Parent nor any Purchaser shall assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for any liability or obligation of any Seller of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, insured or uninsured and currently existing or hereinafter arising, including any liability or obligation of any Seller related to the Acquisition, this Agreement or arising from the conduct of the Business or the ownership of the Purchased Assets prior to the Closing, whether or not accrued and whether or not such liability or obligation is disclosed in this Agreement or in any Schedule, Exhibit or Annex hereto (the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities include the following:

(i) all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date;

(ii) any liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior the Closing Date;

(iii) any Indebtedness outstanding as of the Closing Date;

(iv) any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Company Contract prior to the Closing Date;

(v) any liability arising from or related to any compliance or noncompliance prior to the Closing Date with any Law applicable to the Seller Parent, any Seller, the Business or the Purchased Assets;

(vi) any liability arising from or related to any Action against the Seller Parent, any Seller, the Business or the Purchased Assets pending as of the Closing Date or based upon any action, event, circumstance or condition arising prior to the Closing Date;

(vii) any liability incurred by the Seller or any Person other than such Purchaser arising out of or relating to the negotiation and preparation of this Agreement, the Purchaser Ancillary Agreements or the Seller Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by such Purchaser);

(viii) any liability of the Seller Parent and/or any member of the Company Group for Taxes, including for the unpaid Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise; and

(ix) and all Intercompany Indebtedness.

Section 2.2 Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested to transfer, convey and assign the applicable Purchased Assets to the applicable Purchaser, and to otherwise to effect the transactions contemplated by this Agreement.

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS

Section 3.1 Purchase Price. The aggregate purchase price to be paid by the Purchasers for the Purchased Assets (the “Purchase Price”) shall be an amount, payable in cash, equal to the sum of: (a)(i) $11,510,000, plus (ii) the lesser of (A) zero and (B) the sum of (1) the Estimated Working Capital Amount as set forth in the Estimated Closing Date Financial Statement, minus (2) the Target Working Capital, minus (iii) the aggregate amount of the Indebtedness, minus (iv) the aggregate amount of all Change of Control Payments, minus (v) the aggregate amount of all Transaction Expenses, which such sum (the “Closing Payment”) shall be paid at the Closing and in the respective amounts, from the respective Purchasers and to the respective Sellers as set forth in Section 3.3; plus (b) the portion of the Earn-Out Consideration payable to the Sellers, if and only if accrued, earned and payable upon the terms and subject to the conditions of Section 3.6, which such amount, if any, shall be paid in accordance with Section 3.6(b).

Section 3.2 Statements.

(a) Not less than two (2) Business Days prior to the anticipated Closing Date, the Seller Parent shall deliver to the Purchaser Parent a statement (the “Estimated Closing Date Financial Statement”), signed by the Chief Financial Officer or the Vice President of Finance of the Seller Parent (on behalf and in the name of the Seller Parent), setting forth the Seller Parent’s good faith estimate of the Net Working Capital (the “Estimated Working Capital Amount”). The Seller Parent shall make such changes to the Estimated Closing Date Financial Statement, if any, as are reasonably requested by the Purchaser Parent.

(b) Not less than two (2) Business Days prior to the anticipated Closing Date, the Seller Parent shall deliver to the Purchaser Parent a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Financial Officer or the Vice President of Finance of the Seller Parent (on behalf and in the name of the Seller Parent), setting forth, by lender, the aggregate amount of the Indebtedness. The Seller Parent shall attach to the Closing Date Indebtedness Statement copies of the Payoff Letters delivered in accordance with Section 8.1(h).

(c) Not less than two (2) Business Days prior to the anticipated Closing Date, the Seller Parent shall deliver to the Purchaser Parent a statement (the “Closing Date Expense Statement”), signed by the Chief Financial Officer or the Vice President of Finance of the Seller Parent (on behalf and in the name of the Seller Parent), setting forth, by payee, the Change of Control Payments and the Transaction Expenses. The Seller Parent shall attach to the Closing Date Expense Statement documents which confirm that upon payment of the respective amounts specified in such Closing Date Expense Statement, each Person that is to be paid in accordance with such Closing Date Expense Statement shall have been paid in full for all Change of Control Payments and Transaction Expenses, as applicable.

(d) Not less than two (2) Business Days prior to the anticipated Closing Date, the Seller Parent shall deliver to the Purchaser Parent a statement (the “Purchase Price Allocation Percentage Statement”), signed by the Chief Financial Officer or the Vice President of Finance of the Seller Parent (on behalf and in the name of the Seller Parent), setting forth, by Seller, such Seller’s Purchase Price Allocation Percentage. The Seller Parent shall make such changes to the Purchase Price Allocation Percentage Statement, if any, as are reasonably requested by the Purchaser Parent.

Section 3.3 Payment of Closing Payment. On the Closing Date, each Purchaser shall pay, to the applicable Seller and in the applicable amount, by wire transfer of immediately available funds to the account(s) specified by the Seller Parent by written notice to the Purchaser Parent not less than two (2) Business Days prior to the anticipated Closing Date, cash in an amount equal to the product of (a) such Purchaser’s Purchase Price Allocation Percentage, multiplied by (b) the Closing Payment. For the avoidance of doubt, in no event shall the sum of all amounts payable pursuant to this Section 3.3 exceed an amount equal to the Closing Payment; and upon payment of its applicable portion of the Closing Payment, each Purchaser shall be fully released and discharged of any obligation with respect to the payment of all or any portion of the Closing Payment.

Section 3.4 Payment of Other Amounts Payable at Closing; Assumption of the HUD Indebtedness. On the Closing Date, the Purchaser Parent shall, or shall cause one or more of the Purchasers to:

(a) pay to such account or accounts as the Seller Parent specifies to the Purchaser Parent pursuant to the Closing Date Indebtedness Statement, the aggregate amount of the Indebtedness, on behalf of the Seller Parent and/or each applicable Seller;

(b) pay to such account or accounts as the Seller Parent specifies to the Purchaser Parent pursuant to the Closing Date Expense Statement, the aggregate amount of the Change of Control Payments, on behalf of the Seller Parent and/or each applicable Seller;

(c) pay to such account or accounts as the Seller Parent specifies to the Purchaser Parent pursuant to the Closing Date Expense Statement, the aggregate amount of the Transaction Expenses, on behalf of the applicable Person owing such Transaction Expenses; and

(d) assume the HUD Indebtedness.

Section 3.5 Purchase Price Adjustment.

(a) Not more than ninety (90) days following the Closing Date, the Purchaser Parent shall deliver to the Seller Parent a statement (the “Final Closing Date Financial Statement”), signed by an authorized officer of the Purchaser Parent, setting forth the Purchaser Parent’s calculation of the Net Working Capital.

(b) As applicable: (i) if the actual Net Working Capital as set forth in the Final Closing Date Financial Statement exceeds the Estimated Working Capital Amount, the Purchase Price shall be increased by the lesser of (A) $1,400,000 minus the Estimated Working Capital Amount and (B) the actual Net Working Capital as set forth in the Final Closing Date Financial Statement minus the Estimated Working Capital Amount (such amount, the “Purchase Price Deficiency”); or (ii) if the Estimated Working Capital Amount exceeds the actual Net Working Capital as set forth in the Final Closing Date Financial Statement, the Purchase Price shall be decreased by the amount by which the Estimated Working Capital Amount exceeds the actual Net Working Capital set forth in the Final Closing Date Financial Statement (such amount, the “Purchase Price Deficiency”). Promptly, and in any event within five (5) Business Days following the Purchaser Parent’s delivery of the Final Closing Date Financial Statement to the Seller Parent, either: (1) if there is a Purchase Price Deficiency, each Purchaser shall deliver to the Seller from which such Purchaser acquired a portion of the Purchased Assets, by wire transfer of immediately available funds to the account(s) specified by such Seller in accordance with Section 3.3, cash in an amount equal to the product of (x) such Purchaser’s Purchase Price Allocation Percentage, multiplied by (y) the Purchase Price Deficiency; or (2) if there is a Purchase Price Excess, each Seller shall deliver to the Purchaser to which such Seller sold a portion of the Purchased Assets, by wire transfer of immediately available funds to the account(s) designated by the Purchaser Parent in the Final Signing Date Financial Statement, cash in an amount equal to the product of (x) such Seller’s Purchase Price Allocation Percentage, multiplied by (y) the Purchase Price Excess.

Section 3.6 Earn-Out. In addition to the Closing Payment, each Seller shall be entitled to additional consideration in respect of the Purchased Assets sold by such Seller, on the terms and subject to the conditions set forth in this Section 3.6:

(a) Earn-Out Consideration. Each Purchaser shall pay to the Seller from which such Purchaser acquired a portion of the Purchased Assets, by wire transfer to the account(s) designated by the Seller Parent in accordance with Section 3.3, the following amount (the applicable amount, the “Earn-Out Consideration”): (i) zero, if the Actual 2014 EBITDA is less than or equal to $2,200,000; and (ii) an amount equal to the product of (A) the sum of (x) the Actual 2014 EBITDA, minus (y) $2,200,000, divided by (B) 0.08, multiplied by (C) such Purchaser’s Purchase Price Allocation Percentage, if the Actual 2014 EBITDA is greater than $2,200,000; provided, however, that in no event shall the Earn-Out Consideration exceed $3,312,500. A portion of the Earn-Out Consideration paid more than six (6) months after the Closing Date will be treated as interest for Tax purposes if and to the extent required by the Code and regulations.

(b) Earn-Out Statement. Not later than sixty (60) days after the Purchaser Parent receives the unaudited consolidated statement of income of the Company Group for fiscal year 2014, the Purchaser Parent shall deliver to the Seller Parent a statement (the “Earn-Out Statement”) setting forth the Purchaser Parent’s calculation of the Actual 2014 EBITDA and the Earn-Out Consideration. Concurrently with the delivery of the Earn-Out Statement, each Purchaser shall pay to the Seller from which such Purchaser acquired a portion of the Purchased Assets, by wire transfer to the account(s) designated by such Seller in accordance with Section 3.3, cash in an amount equal to the product of (i) such Purchaser’s Purchase Price Allocation Percentage, multiplied by (ii) the Earn-Out Consideration (if greater than zero).

(c) Right of Hold-Back; Right of Set-Off. Subject to the limitations set forth in Sections 11.4 and 11.5, each Purchaser may hold-back all or a portion of any payment of the Earn-Out Consideration otherwise due and owing any amount subject to a pending claim for indemnification made in accordance with Article XI. Upon final resolution of any such claim in accordance with the provisions of Article XI, each Purchaser may set-off against the applicable portion of the Earn-Out Consideration (if any), which applicable portion may be all of the Earn-Out Consideration payable by such Purchaser, any amount finally determine to be owed by the Seller Parent to any Purchaser Indemnified Party under the indemnification obligations set forth in Article XI. The Seller Parent agrees and acknowledges that the Purchasers’ rights set forth in this Section 3.6(c) shall be non-exclusive remedies and shall be in addition to any other available remedies, and any assertion of any such right shall not be deemed an election of legal or equitable remedies.

(d) Additional Agreements. The Seller Parent and each Seller agrees and acknowledge that the Purchaser Parent, each Purchaser and/or the applicable member of the Company Group may make, from time to time, such business decisions as any such Person deems appropriate in such Person’s sole discretion in the conduct of the Business, including actions with respect to the ownership and operation of the assets used in connection with the Business, in each case that will or may have an impact on the Actual 2014 EBITDA and/or the achievement of all or any portion of Earn-Out Consideration. Neither the Seller Parent nor any Seller, or any of their respective Affiliates, shall have any right to claim any lost Earn-Out Consideration or other damages as a result of such decisions. The Seller Parent and each Seller agrees that it shall not transfer, convey, assign or deliver any right to any portion of the consideration that may be due and payable from time to time under this Section 3.6 to any third party. Each Party acknowledges and agrees that nothing in this Section 3.6 creates a security that would require registration under the Securities Act of 1933, as amended, or an exemption therefrom.

Section 3.7 Seller Release. In consideration for the agreement and covenants of the Purchaser Parent and the Purchasers set forth in this Agreement, the Seller Parent and each Seller, on behalf of itself and each of its Affiliates, hereby knowingly, voluntarily and unconditionally releases and forever discharges from and for, and covenants not to sue the Purchaser Parent, the Purchasers, any member of the Company Group or any of their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former officers, directors, shareholders, managers, members, employees, agents or representatives for or with respect to, any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Seller (or any such Affiliate) has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover any claims by such Seller (a) against the Purchaser to which such Seller sold a portion of the Purchased Assets or any of their respective Affiliates (other than the members of the Company Group) unrelated in any way to any member of the Company Group or (b) against the Purchaser to which such Seller sold a portion of the Purchased Assets under this Agreement, any Seller Ancillary Document or any Purchaser Ancillary Document. For the avoidance of doubt, the foregoing release shall not constitute a release of any right of indemnification provided under the organizational documents of any member of the Company Group to any director or officer of any member of the Company Group arising out of any act or omission at or prior to the Closing.

Section 3.8 Consents and Waivers; Further Assurances.

(a) Nothing in this Agreement, the Purchaser Ancillary Agreements or the Seller Ancillary Agreements shall be construed as an agreement to assign any or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Entity unless and until such consent or waiver shall be given. Each applicable Seller shall use its respective reasonable best efforts, and each applicable

Purchaser shall cooperate reasonably with such Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement, the Purchaser Ancillary Agreements or the Seller Ancillary Agreements and to obtain any other consents and waivers necessary to convey to such Purchaser all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, each applicable Seller shall continue to use its respective reasonable best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and each applicable Seller will cooperate with the applicable Purchaser in any lawful and economically feasible arrangement to provide that such Purchaser shall receive the interest of such Seller in the benefits under any such Purchased Asset, including performance by such Seller, if economically feasible, as agent; provided that the applicable Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent such Purchaser would have been responsible therefor hereunder if such consents or waivers had been obtained. Nothing in this Section 3.8(a) shall affect the applicable Purchaser’s right to terminate this Agreement under Section 10.1 in the event that any consent or waiver as described herein is not obtained.

(b) From time to time, whether before, at or following the Closing, each applicable Seller and each applicable Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the applicable Purchaser all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to such Purchaser under this Agreement, the Purchaser Ancillary Agreements and the Seller Ancillary Agreements and to assure fully to each applicable Seller the assumption of the liabilities and obligations intended to be assumed by the applicable Purchaser pursuant to this Agreement, the Purchaser Ancillary Agreements and the Seller Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER

PARENT AND THE COMPANY GROUP

The Sellers, jointly and severally, hereby represent and warrant to the Purchasers as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization. The Seller Parent and each member of the Company Group is a corporation or limited liability company, as applicable, duly formed and validly existing under the laws of the jurisdiction of incorporation or organization, as applicable, set forth on Schedule 4.1(a) and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller Parent and each member of the Company Group is duly qualified or registered as a foreign corporation or limited liability company, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. The Seller Parent has heretofore provided (or made available) to the

Purchaser Parent correct and complete copies of the charter documents of each member of the Company Group as currently in effect and the corporate or limited liability company, as applicable, record books with respect to actions taken by its shareholders, board of directors, members and/or managers, as applicable. Schedule 4.1(b) contains a correct and complete list of the jurisdictions in which each member of the Company Group is qualified or registered to do business as a foreign corporation or limited liability company, as applicable.

Section 4.2 Authorization. The Seller Parent and each member of the Company Group has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on the part of the Seller Parent and each member of the Company Group. This Agreement has been duly executed and delivered by the Seller Parent and each member of the Company Group and constitutes the valid and binding agreement of such Party, enforceable against it in accordance with its terms, except to the extent that its enforceability may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

Section 4.3 Capitalization. Schedule 4.3(a) accurately and completely sets forth the capital structure of each member of the Company Group, including the number of shares of capital stock or other equity interests which are authorized and which are issued and outstanding. Except as set forth on Schedule 4.3(b), no shares of capital stock or other equity interests of any member of the Company Group are reserved for issuance or are held as treasury shares, and: (A) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of any member of the Company Group; (B) there are no outstanding contracts or other agreements of any member of the Company Group, any Seller or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of any member of the Company Group, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of any member of the Company Group; (C) there are no dividends which have accrued or been declared but are unpaid on the capital stock or other equity interests of any member of the Company Group; (D) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any member of the Company Group; and (E) there are no voting agreements or other agreements relating to the management of any member of the Company Group. Except as set forth on Schedule 4.3(c), no member of the Company Group has ever purchased, redeemed or otherwise acquired any shares of capital stock or other equity interests of any member of the Company Group. Except as set forth on Schedule 4.3(d), the Seller Parent is the sole record holder, directly or indirectly, of 100% of the capital stock or other equity interests in each Seller. Except as set forth on Schedule 4.3(e), no prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any capital stock or equity interests (including options, warrants or debt convertible into shares, equity interests, options or warrants) of any member of the Company Group or any Person that has been merged into any member of the Company Group has given rise to any claim or action by any Person that is enforceable against the Seller Parent, any Seller, the Purchaser Parent or any Purchaser, and no fact or circumstance exists that could give rise to any such right, claim or action.

Section 4.4 Subsidiaries. Except as set forth on Schedule 4.4, no member of the Company Group has ever owned, nor does it currently own, directly or indirectly, any capital stock or other debt or equity interests in any other corporation or in any limited liability company, partnership, joint venture or other Person.

Section 4.5 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Seller Parent or any member of the Company Group, (b) except as indicated on Schedule 4.5(a), any Company Contract or any other contract, agreement, permit, franchise, license or other instrument applicable to any member of the Company Group, (c) any judgment, decree or order of any court or Governmental Entity or agency to which the Seller Parent or any member of the Company Group is a party or by which any such Person or any of their respective properties are bound or (d) in any material respect, any Law or arbitration award applicable to the Seller Parent or any member of the Company Group. Except as indicated on Schedule 4.5(b), consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Seller Parent and or any member of the Company Group in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby. Prior to the date hereof, the Seller Parent provided (or made available) to the Purchaser Parent all information necessary to complete the Transfer of Physical Assets application.

Section 4.6 Real Property.

(a) Schedule 4.6(a) sets forth a correct and complete legal description of the Owned Real Property.

(b) The applicable member of the Company Group, as listed on Schedule 4.6(b), has good and marketable title to the Owned Real Property.

(c) Schedule 4.6(c) sets forth a correct and complete legal description of the Leased Real Property.

(d) The applicable member of the Company Group, as listed on Schedule 4.6(d), has a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect.

(e) No portion of the Company Real Property, or any building or improvement located thereon, violates any Law in any material respect, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except for the Permitted Liens, no Company Real Property is subject to (i) any decree or order of any Governmental Entity (or, to the Sellers’ Knowledge, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(f) The improvements and fixtures on the Company Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used and intended to be used. To the Sellers’ Knowledge, none of the buildings and improvements owned or utilized by any member of the Company Group is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. There is no condemnation, expropriation or similar proceeding pending or, to the Sellers’ Knowledge, threatened against any of the Company Real Property or any improvement thereon. The Company Real Property constitutes all of the real property utilized by the Company Group in the operation of the Business.

Section 4.7 Title to Assets; Related Matters.

(a) Except as set forth on Schedule 4.7(a), each Seller has good and marketable title to all of the Purchased Assets to be sold by such Seller pursuant to this Agreement, free and clear of all Liens except Permitted Liens. The Purchased Assets will constitute all property and assets of the Company Group immediately prior to the Closing and, immediately following the Closing, will constitute all of the assets necessary to conduct the operations of the Business in the Ordinary Course.

(b) All equipment and other items of tangible personal property and assets included in the Purchased Assets (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course and (iii) conform in all material respects to all Laws applicable thereto. To Sellers’ Knowledge, there is no material defect or problem with any of such equipment, tangible personal property or assets, other than ordinary wear and tear. No Person other than the applicable Seller owns any equipment or other tangible personal property or assets situated on the premises of any member of the Company Group, except for the leased items that are subject to personal property leases. Except as set forth on Schedule 4.7(b)(1), since December 31, 2013, no member of the Company Group has sold, transferred or disposed of any assets, other than sales of inventory in the Ordinary Course. Schedule 4.7(b)(2) sets forth a correct and complete list and general description of each item of tangible personal property of each member of the Company Group (including leased personal property) that is reflected on the Balance Sheet.

Section 4.8 Financial Statements. The Financial Statements are attached as Schedule 4.8(a) hereto. Except as expressly noted on Schedule 4.8(b), the Financial Statements have been prepared in accordance with GAAP from the books and records of the Sellers, and such books and records have been maintained on a basis consistent with GAAP. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Sellers, as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations and changes in cash flows of the Sellers for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein or as disclosed on Schedule 4.8(c)). Since December 31, 2013, there has been no change in any accounting (or tax accounting) policy, practice or procedure (except as expressly disclosed on Schedule 4.8(c)) of any member of the Company Group. The Sellers maintain accurate books and records reflecting each of their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

Section 4.9 No Undisclosed Liabilities. Except as disclosed on Schedule 4.9, no Seller has any liability (whether absolute, accrued, contingent or otherwise) that is not adequately reflected or provided for in the Balance Sheet, except liabilities that have been incurred since the Balance Sheet Date in the Ordinary Course.

Section 4.10 Absence of Certain Changes. Since the Balance Sheet Date and except as set forth on Schedule 4.10, there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of any member of the Company Group with a value in excess of $50,000, whether or not covered by insurance, or (iii) any action taken of the type described in Section 7.1, that, had such action occurred following the date hereof without the Purchaser Parent’s prior approval, would be in violation of Section 7.1.

Section 4.11 Legal Proceedings. Except as set forth on Schedule 4.11, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Sellers’ Knowledge, threatened against, relating to or involving any member of the Company Group or any of their respective real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”). None of the Legal Proceedings set forth on Schedule 4.11, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. No member of the Company Group is subject to any judgment, decree, injunction, rule or order of any court, arbitration panel or Governmental Entity.

Section 4.12 Compliance with Law.

(a) Except as set forth on Schedule 4.12(a)(1), each member of the Company Group is (and has been at all times during the past five (5) years) in compliance in all material respects with all applicable Laws (including applicable Laws relating to zoning, Environmental matters and the health and safety of employees and contractors). Except as set forth on Schedule 4.12(a)(2), (i) no member of the Company Group has been charged with, nor received any written notice that it is under investigation with respect to, and, to the Sellers’ Knowledge, no member of the Company Group is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (ii) no member of the Company Group is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator and (iii) each member of the Company Group has filed all reports and has all Licenses relating to the Business required to be filed with any Governmental Entity on or prior to the date hereof.

(b) Each member of the Company Group and each of their respective agents are (and have been at all times during the past five (5) years) in compliance in all material respects with all applicable Laws and regulations related to (1) participation in unsanctioned foreign boycotts and (2) the import and export of goods, equipment, materials, Software, technology and services, including the following:

(i) all applicable licensing, recordkeeping and reporting requirements of the Export Administration Act, 50 U.S.C. App. §§ 2401-2420, the Ribicoff Amendment to the Tax Reform Act of 1976, 26 U.S.C. § 999, and the Export Administration Regulations, 15 C.F.R. Part 730 et seq.;

(ii) all applicable economic sanctions and embargo Laws enacted pursuant to statute, executive order, regulations, rulings and licenses, including the Trading With The Enemy Act, 50 U.S.C. App. §§ 1-44, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Iran-Iraq Arms Non-Proliferation Act of 1992, Pub. L. 102-484, §§1601-08 (as amended), the Antiterrorism and Effective Death Penalty Act of 1996, Pub.L. 104-132, 110 Stat. 1214-1319, and regulations enforced by the Office of Foreign Assets Control, including the Foreign Assets Control Regulations, 31 C.F.R. Part 500, the Iranian Transaction Regulations, 31 C.F.R. Part 560, the Global Terrorism Sanctions Regulations, 31 C.F.R. Part 594, the Terrorism Sanctions Regulations, 31 C.F.R Part 595, the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596, and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597; and

(iii) all applicable certification, permitting, valuation, classification, reporting and recordkeeping requirements concerning the importation of products.

(c) Except as set forth on Schedule 4.12(c), each member of the Company Group is and has been at all times in compliance in all respects with all agreements, contracts, rules, standards and regulations applicable to it as a result of it or one or more of its affiliates obtaining or assuming the benefit of HUD/FHA insured financing.

(d) Each member of the Company Group and its respective operations are in compliance with all Healthcare Information Laws.

Section 4.13 Company Contracts. Schedule 4.13 sets forth a correct and complete list of the following contracts to which any Seller is a party, by which any Seller or any of their respective property (including the Purchased Assets) is subject, or by which any Seller is otherwise bound, whether oral or written (the “Company Contracts”) (other than the Employment Agreements set forth on Schedule 4.15(b), the Company Benefit Plans set forth on Schedule 4.16(a) and the insurance policies set forth on Schedule 4.18(a)):

(a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the Indebtedness or the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of any Seller;

(b) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);

(c) all contracts and agreements that: (i) limit or restrict, or purport to limit or restrict, any Seller or any of their respective officers, directors, employees, shareholders or other equity holders, agents or representatives (in their capacity as such) or any other Person from engaging in any business or other activity in any jurisdiction; (ii) create or purport to create any exclusive or preferential relationship or arrangement; (iii) otherwise limit or restrict, or purport to limit or restrict, the ability of any member of the Company Group to operate or expand the Business; or (iv) impose, or purport to impose, any obligations or restrictions on any Affiliate of any Seller;

(d) all confidentiality agreements;

(e) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Seller of an amount in excess of $50,000;

(f) all contracts and agreements that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the transactions contemplated hereby;

(g) all contracts and agreements granting any Person a Lien on all or any part of any asset;

(h) all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(i) all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(j) all contracts and agreements with any agent, distributor or representative that are not terminable without penalty on thirty (30) days’ or less notice;

(k) all contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(l) all contracts, licenses and agreements to which any Seller is a party (i) with respect to Intellectual Property licensed or transferred by any Seller to any third party (other than non-exclusive end-user licenses granted by any Seller to customers in the Ordinary Course) or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to any Seller;

(m) all contracts and agreements providing for the indemnification or holding harmless of any officer, director, employee or other Person;

(n) all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

(o) all contracts or agreements entered into involving the sale or purchase of assets or capital stock of any Person, other than in the Ordinary Course, or a merger, consolidation, business combination or similar transaction;

(p) all customer contracts and agreements (excluding work orders and purchase orders individually providing revenue to any Seller of an amount less than $50,000) for the provision of goods or services by any Seller;

(q) all supply contracts and agreements (excluding work orders and purchase orders individually requiring any Seller to spend an amount less than $50,000) for the provision of goods or services for any Seller;

(r) all outstanding powers of attorney empowering any Person to act on behalf of any Seller; and

(s) all existing contracts and agreements (other than those described in subsections (a) through (r) of this Section 4.13 (i) involving an annual commitment or annual payment to or from any Seller of more than $50,000 individually or (ii) that is material to the Company Group as a whole.

Prior to the date hereof, true, correct and complete copies of all Company Contracts have been provided (or made available) by the Seller Parent to the Purchaser Parent. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Seller, and, to the Sellers’ Knowledge, each other party to such Company Contracts. There is no existing default or breach of any Seller under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Sellers’ Knowledge, there is no such default (or event or condition that, with notice or lapse of time or both, would be likely to constitute a default or breach) with respect to any third party to any Company Contract. No Seller or Affiliate of any Seller is participating in any discussions or negotiations with any third party regarding modification of or amendment to any Company Contract or entry in any new contract applicable to any Seller or the real or personal property of any Seller that would be a Company Contract. Schedule 4.13 identifies with an asterisk each Company Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

Section 4.14 Tax Returns; Taxes.

(a) Except as otherwise disclosed on Schedule 4.14(a): (i) all Tax Returns of each member of the Company Group due to have been filed through the date hereof in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects; (ii) all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by each member of the Company Group (whether or not shown on any Tax Return) have been timely paid in full; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of any member of the Company Group were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns of any member of the Company Group have been paid in full, accrued on the books of any member of the Company Group, as applicable, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes of any member of the Company Group are being asserted, proposed or, to the Sellers’ Knowledge, threatened, and no audit or investigation of any Tax Return of any member of the Company Group is currently underway, pending or, to the Sellers’ Knowledge, threatened; (vi) no claim has ever been made by a Taxing authority in a jurisdiction in which any member of the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) each member of the Company Group has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (viii) there are no outstanding waivers or agreements by or on behalf of any member of the Company Group for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any member of the Company Group or any other matter pending between any member of the Company Group and any Taxing authority; (ix) there are no Liens for Taxes (other than Liens for Taxes which are not yet due and payable) on any of the assets of a member of the Company Group, nor are any such Liens pending or, to the Sellers’ Knowledge, threatened; (x) no member of the Company Group is a party to any Tax allocation, sharing or indemnification agreement under which any member of the Company Group will have any liability after the Closing; (xi) no member of the Company Group has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return; (xii) no member of the Company Group has any liability for the Taxes of any Person (other than for itself) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise; and (xiii) each member of the Company Group has at all times used proper accounting methods and periods in computing their Tax liability.

(b) Except as set forth on Schedule 4.14(b), the Seller Parent has delivered to the Purchaser Parent correct and complete copies of all federal, state, local and foreign income Tax Returns (together with any agent’s reports and any accountants’ work papers) for all period ending since formation of each member of the Company Group.

(c) No member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning on or after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or before the Closing Date; (v) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19; or (vi) election made (or contemplated to be made) under Section 108(i) of the Code.

(e) No member of the Company Group has been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

Section 4.15 Officers and Employees. Schedule 4.15(a) contains a correct and complete list of (a) all of the officers of each Seller, specifying their position, annual rate of compensation, work location, length of service, and other benefits provided to each of them, respectively, and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of each Seller as of the date hereof, specifying their position, status, annual salary, hourly wages, work location, length of service, other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or independent contractor or of the rendering of services by such independent contractor. Except as set forth on Schedule 4.15(b), no Seller is a party to or bound by any Employment Agreement or any other written term sheet or other document with respect to the terms or conditions of employment of any Person. The Seller Parent has provided (or made available) to the Purchaser Parent true, correct and complete copies of each Employment Agreement to which any Seller is a party, or by which any of them is otherwise bound. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to any Seller, as applicable. There is no existing default or breach of any Seller, as applicable, under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Sellers’ Knowledge, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement. No Seller has received a claim from any Governmental Entity to the effect that any Seller has improperly classified as an independent contractor any Person listed on Schedule 4.15(a). No Seller has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of any Seller or any other Person with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. Except as indicated on Schedule 4.15(c), all officers, employees and independent contractors of each Seller are active on the date hereof.

Section 4.16 Company Benefit Plans. Each Company Benefit Plan is identified in Schedule 4.16(a), and the Seller Parent has provided (or made available) a true, correct and complete copy of each such plan to the Purchaser Parent together with the most recent report filed with respect to such plan with any Governmental Entity. No Company Benefit Plan is subject to Title IV of ERISA, and no Company Benefit Plan is described in Section 413(c) of the Code or Section 3(40) of ERISA. The terms of each Company Benefit Plan as currently in effect that purports to be qualified under Section 401(a) of the Code and any trust which is a part of any such Company Benefit Plan are subject to a favorable determination letter or opinion letter from the Internal Revenue Service, and each such Company Benefit Plan has been operated and administered in accordance with all Laws (including ERISA and the Code). The terms of each other Company Benefit Plan satisfy the requirements of Laws (including ERISA and the Code), and each such Company Benefit Plan has been operated and administered in accordance with all Laws (including ERISA and the Code). The Seller Parent and each applicable member of the Company Group, as applicable, have timely satisfied all reporting and disclosure obligations under Laws (including ERISA and the Code) with respect to the Company Benefit Plans. Neither any member of the Company Group nor any ERISA Affiliate thereof has any liability (directly or indirectly, contingent or otherwise) under any Employee Benefit Plan other than a Company Benefit Plan. There have been no prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan which have not been corrected in full with respect to which any Tax or penalty is due or which are not otherwise exempt under Section 4975(d) of the Code or Section 408 of ERISA. If the benefits under a Company Benefit Plan are funded through a trust, the fair market value of the assets of such trust equal or exceed the liabilities of such plan. If the benefits under a Company Benefit Plan are funded through insurance contracts, such contracts are in full force and effect and all premiums have been paid when due. If benefits under a Company Benefit Plan are funded from the general assets of any Seller, the liability for funding such benefits is shown on the books and records of the applicable Seller in accordance with GAAP and any applicable standards of the Financial Accounting Standards Board. Each member of the Company Group has made full and timely payment of all amounts which are required to be paid as contributions to each Company Benefit Plan. No Company Benefit Plan provides for benefits described in Section 3(1) of ERISA following a termination of employment except as required under Part 6 of Title I of ERISA, and each member of the Company Group has complied in all material respects with the healthcare continuation coverage requirements of Part 6 of Title I of ERISA. Except as set forth in Schedule 4.16(b), there is no contract, agreement, plan or arrangement with any Person which provides for any payment to any employee by any member of the Company Group, which payment would fail to be deductible by reason of Section 280G of the Code or which would exceed the deduction limits under Section 404 of the Code. Except as set forth in Schedule 4.16(c), no member of the Company Group has any contractual obligation to maintain any Company Benefit Plan for any period of time or to make contributions from its general assets at a fixed rate to such plan (other than premium payments for an insurance contract which are set on a year-to-year basis and matching contributions as provided in the 401(k) plan in which any employee of any member of the Company Group is eligible to participate), and the applicable member of the Company Group can terminate any Company Benefit Plan at any time, without any early termination fee or penalty becoming due under the terms of any group annuity or other insurance contract.

Section 4.17 Labor Relations. Except as set forth in Schedule 4.17: (a) no member of the Company Group is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees; (b) no member of the Company Group is currently engaged in any negotiation with any trade union or employee organization; (c) no member of the Company Group has engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to the Sellers’ Knowledge, threatened complaint regarding any alleged unfair labor practices as so defined; (d) there is no strike, labor dispute, work slowdown or stoppage pending or, to the Sellers’ Knowledge, threatened against any member of the Company Group; (e) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Sellers’ Knowledge, threatened against any member of the Company Group; (f) no member of the Company Group has experienced any work stoppage; (g) no member of the Company Group is the subject of any union organization effort; (h) there are no claims pending or, to the Sellers’ Knowledge, threatened against any member of the Company Group related to the status of any individual as an independent contractor or employee; and (i) each member of the Company Group has complied in all material respects with WARN. No member of the Company Group has misclassified any Person as (i) an independent contractor rather than as an employee, with respect to any employee leased from another employer, or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations.

Section 4.18 Insurance Policies. Schedule 4.18(a) sets forth a list of all policies of insurance maintained (currently maintained or held within the last five (5) years), owned or held by any member of the Company Group (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. To the Sellers’ Knowledge, such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, and the Insurance Contracts will continue in effect after the Closing Date. To the Sellers’ Knowledge, similar coverage to the coverage set forth in the Insurance Contracts has been maintained on a continuous basis since the inception of applicable member of the Company Group. No member of the Company Group has received written notice that (a) it has breached or defaulted under any of such Insurance Contracts or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts. Except as set forth in Schedule 4.18(b), no member of the Company Group is in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has any member of the Company Group failed to give any notice of any material claim under such Insurance Contract in due and timely fashion nor has any member of the Company Group ever been denied or turned down for insurance coverage.

Section 4.19 Environmental Matters. Except as set forth on Schedule 4.19:

(a) each member of the Company Group possess all permits and approvals required under, and each is in compliance in all material respects with, all Environmental Laws, and each member of the Company Group is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder, including all requirements of Environmental Laws relating to (i) the discharge and handling of Hazardous Materials, (ii) notice, recordkeeping and reporting and (iii) obtaining and maintaining Licenses for the ownership of its properties and assets and the operation of the Business as presently conducted, including Licenses relating to the handling and discharge of Hazardous Materials;

(b) no member of the Company Group has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and there is no fact or circumstance that could form the basis for the assertion of any claim against any member of the Company Group under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

(c) no member of the Company Group has entered into or agreed to enter into, and no member of the Company Group has contemplated entering into, any consent decree or order, and no member of the Company Group is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(d) no member of the Company Group has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;

(e) no member of the Company Group is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any member of the Company Group, or the employees, agents or representatives of any member of the Company Group or arising out of the ownership, use, control or operation by any member of the Company Group of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by any member of the Company Group) from which any Hazardous Materials were Released;

(f) prior to the date hereof, the Company has provided (or made available) to the Purchaser Parent true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters of the Company Group; and no member of the Company Group has paid any fine, penalty or assessment within the past five (5) years with respect to environmental matters;

(g) no member of the Company Group nor any of its predecessor entities manufactures or has manufactured any product containing asbestos;

(h) there has not occurred, nor is there presently occurring, a discharge of any Hazardous Material on, into or beneath the surface of any real property currently owned or leased by any member of the Company Group, in an amount requiring notice or report to a Governmental Entity;

(i) no Company Real Property, improvement or equipment of any member of the Company Group contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers; and

(j) no member of the Company Group has imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Section 4.20 Intellectual Property.

(a) Schedule 4.20(a) sets forth a list of all Company Intellectual Property that is owned or purported to be owned by any member of the Company Group. The applicable Seller owns all right, title and interest to the Company Intellectual Property listed on Schedule 4.20(a), free and clear of all Liens.

(b) Schedule 4.20(b) identifies each item of Intellectual Property that any member of the Company Group uses pursuant to a written license or agreement, other than off-the-shelf agreements for commercially available software having a total cost of less than $1,000. With respect to each such item of Intellectual Property listed on Schedule 4.20(b): (i) the license or agreement covering the item is legal, valid, binding, enforceable against the applicable member of the Company Group, and in full force and effect; (ii) no member of the Company Group is in breach or default of the license or agreement; and (iii) no member of the Company Group has granted any sublicenses with respect to the license or agreement.

(c) (i) To the Sellers’s Knowledge, the operation of the Business is not infringing or violating the Intellectual Property rights of any other Person, (ii) no Proceeding is pending or, to the Sellers’ Knowledge, threatened in writing against any member of the Company Group in respect of any Company Registered Intellectual Property or asserting that any member of the Company Group is infringing or violating the Intellectual Property right of any Person and (iii) no member of the Company Group has received any written notice from any Person asserting any such infringement or violation.

Section 4.21 Transactions with Affiliates. Except as set forth on Schedule 4.21, no officer or director of any member of the Company Group or any Affiliate of any member of the Company Group, no Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the capital stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of any member of the Company Group has entered into or is otherwise bound by: (a) any contract, arrangement or understanding with, or relating to, any member of the Company Group or the properties or assets of any member of the Company Group; (b) any loan, arrangement, understanding, agreement or contract for or relating to any member of the Company Group or the properties or assets of any member of the Company Group; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any member of the Company Group.

Section 4.22 Undisclosed Payments. None of (a) the Seller Parent, (b) any member of the Company Group, (c) any of their respective officers or directors or (d) anyone acting on behalf of any of them has made or received any payment not adequately disclosed in the books and records of the applicable member of the Company Group and the Financial Statements in connection with or in any way relating to or affecting any member of the Company Group.

Section 4.23 Supplier Relations. Schedule 4.23(a) contains a correct and complete list of the names and addresses of the Suppliers, and the amount of purchases from each such Supplier during the twelve (12)-month period ended on the Balance Sheet Date. The Company Group maintains good relations with each of the Suppliers and, to the Sellers’ Knowledge, no event has occurred that could materially and adversely affect the relations between any member of the Company Group and any Supplier. Except as set forth on Schedule 4.23(b), no Supplier has, during the last twelve (12) months, cancelled, terminated or, to the Sellers’ Knowledge, made any threat to cancel or otherwise terminate any of its contracts with any member of the Company Group or to decrease its supply to any member of the Company Group. To the Sellers’ Knowledge, no current Supplier intends to terminate or materially alter its business relations with any member of the Company Group, either as a result of the transactions contemplated hereby or otherwise.

Section 4.24 Notes and Accounts Receivable.

(a) Notes. All notes receivable and notes payable (the “Affiliate Loans”) of any member of the Company Group owing by or to any director, officer, employee or Affiliate of any member of the Company Group have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the date hereof or shall have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to or concurrently with the Closing. Schedule 4.24(a) sets forth a correct and complete list of all Affiliate Loans and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date hereof.

(b) Accounts Receivable. The Seller Parent has delivered to the Purchaser Parent a correct and complete schedule of the Receivables showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is correct and complete as of that date. Except as set forth on Schedule 4.24(b)(1), to the Sellers’ Knowledge, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables has been made subject to an assignment for the benefit of creditors. Except as set forth on Schedule 4.24(b)(2), all such Receivables are current and there are no disputes regarding the collectability of any such Receivables. Except as set forth on Schedule 4.24(b)(3), to the Sellers’ Knowledge, all receivables reflected on the Estimated Closing Date Financial Statement (net of any reserves shown thereon) (i) will be valid, existing and collectible in a manner consistent with the Company Group’s past practice without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course and (iii) will not be subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. No member of the Company Group has factored any of its receivables.

(c) Accounts Payable. The accounts payable of each Seller reflected on the Balance Sheet and that will be reflected on the Estimated Closing Date Financial Statement arose or will arise, as applicable, from bona fide transactions in the Ordinary Course.

Section 4.25 Licenses.

(a) Schedule 4.25(a) is a correct and complete list of all Licenses held by each member of the Company Group. To the Sellers’ Knowledge, the applicable Seller own or possess all Licenses that are necessary to enable it to carry on its operations as presently conducted. All such Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity. To the Sellers’ Knowledge, the applicable Seller has taken all necessary action to maintain each License. No loss or expiration of any License is pending or, to the Sellers’ Knowledge, threatened or reasonably foreseeable (other than expiration upon the end of any term).

(b) To the Sellers’ Knowledge, each independent contractor listed on Schedule 4.15(a) has the requisite License required to provide the services such independent contractor provides the applicable member of the Company Group.

(c) Each member of the Company Group holds, and at all times during the past six (6) calendar years has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations (including the Business) as presently conducted. All such Health Care Permits are, and at all times during the past six (6) calendar years have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit. No Governmental Entity has taken, or to Sellers’ Knowledge, intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of any member of the Company Group. Schedule 4.25(c) sets forth an accurate, complete and current list of all material Health Care Permits.

(d) No member of the Company Group bills any, or accepts reimbursement from, any Third Party Payor Program.

Section 4.26 Ethical Practices. Neither any member of the Company Group nor any representative of any member of the Company Group has offered or given, and, to the Sellers’ Knowledge, no other Person has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist any member of the Company Group in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any member of the Company Group in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.27 Brokers and Finders. Except as set forth on Schedule 4.27, no member of the Company Group or any Affiliate, officer, member, director or employee thereof has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. The Sellers are solely responsible for the fees and expenses of the broker(s) set forth on Schedule 4.27. The amount payable to Dougherty and Company, Inc. in connection with the transactions contemplated hereby shall not exceed $525,000.

Section 4.28 Bank Accounts. Schedule 4.28 sets forth a correct and complete list and description of any bank account used by each member of the Company Group.

Section 4.29 Seller Guarantees. Except as otherwise disclosed on Schedule 4.29, no Seller has guaranteed any obligations of any member of the Company Group under any guarantee, letter of credit, bid bond or performance bond.

Section 4.30 Solvency. Immediately before and immediately after giving effect to the Acquisition and other transactions contemplated by this Agreement, each Seller shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately before and immediately after giving effect to the Acquisition and the other transactions contemplated by this Agreement, each Seller shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Acquisition and the other transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of any Seller.

Section 4.31 Disclosure. No representation, warranty or covenant made by any Seller in this Agreement, the Schedules or the Exhibits or any Seller Ancillary Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or is necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser Parent and each Purchaser, solely with respect to such Seller, as follows as of the date hereof and as of the Closing Date:

Section 5.1 Authorization. Such Seller has the right, power, authority and capacity to execute and deliver this Agreement and each Seller Ancillary Document to which such Seller is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Seller Ancillary Documents to which such Seller is a party, shall be as of the Closing Date, duly executed and delivered by such Seller, and do or shall, as the case may be, constitute the valid and binding agreement of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of course in granting equitable remedies.

Section 5.2 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents to which such Seller is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any contract, agreement, permit, franchise, license or other instrument applicable to such Seller, (b) any judgment, decree or order of any Governmental Entity to which such Seller is a party or by which such Seller or any of its respective properties are bound or (c) any Law or arbitration award applicable to such Seller.

Section 5.3 Ownership of Purchased Assets. Such Seller has good and valid title to all of the Purchased Assets used or held for use by such Seller in connection with the Business’, free and clear of all Liens.

Section 5.4 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of such Seller, threatened against, relating to or involving such Seller which could reasonably be expected to adversely affect such Seller’s ability to consummate the Acquisition or the other transactions contemplated by this Agreement or the Seller Ancillary Documents to which such Seller is a party.

Section 5.5 Amounts Owed to the Sellers. Neither the Seller Parent nor any other Seller owes or is obligated to pay such Seller any amount.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Seller from which such Purchaser is acquiring a portion of the Purchased Assets pursuant to this Agreement as follows:

Section 6.1 Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2 Authorization. Such Purchaser has full power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Purchaser of this Agreement and the Purchaser Ancillary Documents to which it is a party, the performance by such Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Person. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents to which such Person is a party shall be, duly executed and delivered by such Person and do or shall, as the case may be, constitute the valid and binding agreements of such Person, enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of course in granting equitable remedies.

Section 6.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents to which such Purchaser is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of such Purchaser, (b) any contract to which such Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which such Purchaser is a party or by which such Purchaser or any of its properties is bound or (d) any statute, law, rule or regulation applicable to such Purchaser unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a material adverse impact on the ability of such Purchaser to consummate the transactions contemplated hereby or by the Purchaser Ancillary Documents to which such Purchaser is a party.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1 Conduct of the Business. For the period commencing on the date hereof and ending on the Closing Date, the Seller Parent shall, and shall cause each Seller to, except as expressly required or expressly provided for hereby and except as otherwise consented to in advance in writing by the Purchaser Parent:

(a) conduct the Business only in the Ordinary Course and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to any member of the Company Group, except those in the Ordinary Course and not otherwise prohibited under this Section 7.1;

(b) preserve intact its goodwill and business organization, keep its officers and employees available to the Purchasers, and preserve its relationships and goodwill with customers, distributors, suppliers, employees and other Persons having business relations with it, in each case in the Ordinary Course;

(c) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(d) duly and timely file or cause to be filed all Tax Returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(e) maintain in existing condition and repair, in the Ordinary Course consistent with past practices, all buildings, offices, living centers and other structures located on the Company Real Property, and all equipment, fixtures and other tangible personal property located on the Company Real Property;

(f) not authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

(g) not amend or modify its charter documents;

(h) not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any related parties other than the payment of salaries in the Ordinary Course;

(i) not create any subsidiary, acquire any capital stock or other equity securities of any Person or acquire any equity or ownership interest in any business or Person;

(j) not dispose of or permit to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of any member of the Company Group (including any of the Company Intellectual Property), or dispose of or disclose to any Person, any trade secret, formula, process, Software, technology or know-how of any member of the Company Group not a matter of public knowledge prior to the date hereof;

(k) not (i) sell or transfer any asset, (ii) create, incur or assume any indebtedness secured by any asset of any member of the Company Group, (iii) grant, create, incur or suffer to exist any Lien on any asset of any member of the Company Group, (iv) incur any liability or obligation (absolute, accrued or contingent) (including the guaranty of a liability or obligation of any other Person), except in the Ordinary Course, (v) write-off any guaranteed check, note or account receivable, (vi) write-down the value of any asset or investment on the books or records of any member of the Company Group, except for depreciation and amortization in the Ordinary Course, (vii) cancel any debt or waive any claim or right (except as provided in Section 4.24(a)), (viii) except as provided in Schedule 7.1(k)(viii), make any commitment for any capital expenditure to be made on or following the date hereof in excess of $10,000 in the case of any single expenditure or $25,000 in the case of all capital expenditures, in each case other than as expressly requested by HUD, or (ix) enter into any material contract or agreement without the written consent of the Purchaser Parent;

(l) not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, except in the Ordinary Course; provided, however, that no member of the Company Group shall take any action described in this Section 7.1(l) with respect to (i) any manager, officer or director of any member of the Company Group or (ii) any Person whose annualized compensation is $100,000 or more or whose annual compensation for the twelve (12)-month period following the date hereof is expected to be $100,000 or more;

(m) not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present, except in the Ordinary Course; provided, however, that no member of the Company Group shall take any action described in this Section 7.1(m) with respect to (i) any manager, officer or director of any member of the Company Group or (ii) any Person whose annualized compensation is $100,000 or more or whose annual compensation for the twelve (12)-month period following the date hereof is expected to be $100,000 or more;

(n) not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(o) not enter into a collective bargaining agreement or any contract, arrangement or understanding that, if in effect on the date hereof, would have been required to have been disclosed pursuant to Section 4.21;

(p) not amend or terminate any existing Employment Agreement or enter into any new Employment Agreement;

(q) maintain supplies and inventory at levels that are in the Ordinary Course;

(r) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the Ordinary Course;

(s) perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, each Company Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be a Company Contract, other than in the Ordinary Course;

(t) not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course;

(u) not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the Ordinary Course);

(v) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of any member of the Company Group pursuant to the Insurance Contracts;

(w) maintain its books and records in accordance with GAAP applied on a basis consistent with the Company Group’s past practice;

(x) continue its cash management practices in the Ordinary Course;

(y) not make or change any election relating to Taxes, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any member of the Company Group, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any member of the Company Group, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Purchaser, any member of the Company Group for any period ending after the Closing Date or decreasing any Tax attribute of any member of the Company Group existing on the Closing Date; and

(z) not authorize, or commit or agree to take, any of the foregoing actions that are prohibited by this Section 7.1.

In connection with the continued operation of each member of the Company Group during the period commencing on the date hereof and ending on the Closing Date, the Company shall confer in good faith on a regular and frequent basis with the Purchaser Parent regarding operational matters and the general status of on-going operations of the Company and its Subsidiaries. Each Seller hereby acknowledges that the Purchaser Parent does not and shall not waive any right it may have hereunder as a result of such consultations. Neither the Seller Parent nor any Seller shall take any action that would, or that could reasonably be expected to, result in any representation or warranty of such Person set forth herein to become untrue.

Section 7.2 Inspection and Access to Information. During the period commencing on the date hereof and ending on the Closing Date, as applicable, the Seller Parent and each Seller shall, and shall cause each of their respective officers, directors, managers, employees, auditors and agents to (i) provide the Purchaser Parent and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation), and (ii) furnish (or make available) to the Purchaser Parent and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to any member of the Company Group and otherwise fully cooperate with the conduct of due diligence by the Purchaser Parent and its representatives.

Section 7.3 Notices of Certain Events. The Seller Parent or the applicable Seller shall promptly notify the Purchaser Parent of:

(a) any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on or otherwise result in any representation or warranty of the Sellers (or any one or more of them) hereunder being inaccurate in any material respect;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;

(d) any action, suit, claim, investigation or proceeding commenced or, to the Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting any member of the Company Group that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.11 or that relates to the consummation of the transactions contemplated hereby; and

(e) (i) the damage or destruction by fire or other casualty of any asset or part thereof of any member of the Company Group or (ii) any asset or part thereof becoming the subject of any proceeding (or, to the Sellers’ Knowledge, any threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

Each Seller hereby acknowledges that the Purchaser Parent does or shall waive any right it may have hereunder as a result of such notifications.

Section 7.4 Interim Financials. As promptly as practicable following each regular accounting period subsequent to the end of the most recent fiscal year and prior to the Closing Date, the Seller Parent shall deliver to the Purchaser Parent periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company Group and, if available, unaudited statements of the financial position of the Company Group as of the last day of each accounting period and statements of income and changes in financial position of such entity for the period then ended. The Seller Parent shall cause each such interim statement to (a) present fairly in all material respects financial condition of the applicable Company and its Subsidiaries and the related results of its operations for the respective periods then ended, and (b) be prepared on a basis consistent with prior interim periods and GAAP.

Section 7.5 No Solicitation of Transactions. The Sellers shall not, and shall cause each applicable member of the Company Group and their respective Affiliates not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than the Purchaser Parent with respect to a sale of all or any substantial portion of the assets of any Seller, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock or debt or equity securities of any member of the Company Group, or the liquidation or similar extraordinary transaction with respect to any member of the Company Group. The Seller Parent shall notify the Purchaser Parent orally (within one (1) Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that any Seller, any member of the Company Group or any of their respective Affiliates or any of their respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters. In the event such inquiry or proposal is in writing, the Seller Parent or the applicable Seller shall deliver to the Purchaser Parent a copy of such inquiry or proposal together with such written notice.

Section 7.6 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its commercially reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described on Schedule 4.5(b) and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each Party promptly shall make all filings and submissions and shall take all other actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that the Purchaser Parent shall not have any obligation to take or consent to the taking of any action required by any such Governmental Entity that is reasonably likely to adversely affect any member of the Company Group or the Acquisition or the other transactions contemplated by this Agreement or the Purchaser Ancillary Documents), including, in the case of the applicable Seller(s), promptly filing with the TDADS a request to approve the transfer of the Purchased Assets to be sold pursuant to this Agreement by such Seller. Each Party shall furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. Each of the Parties shall cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Governmental Entity having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Entity. Notwithstanding any provision of this Agreement to the contrary, neither the Purchaser Parent nor any Purchaser shall be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of such Person or any of its Affiliates or the Company Group in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under any antitrust statute or regulation.

(b) In the event any Legal Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Acquisition or any other transaction contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such Legal Proceeding, use all commercially reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) The Company shall give all notices to third parties and use its commercially reasonable efforts (in consultation with the Purchaser Parent) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, including those required to be given or obtained on Schedule 4.5(a) and the other Schedules, (iii) required, to the Sellers’ Knowledge, to avoid a breach of or default under any Company Contract in connection with the consummation of the transactions contemplated hereby or (iv) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

(d) The Seller Parent and each applicable Seller, on the one hand, and the Purchaser Parent and each applicable Purchaser, on the other hand, shall give prompt notice to the other Parties of (i) the occurrence, or failure to occur, of any event, the occurrence or failure of which would be reasonably likely to cause any representation or warranty of such Parent contained herein to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any condition specified in Article VIII and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder. Each Seller hereby acknowledges that neither the Purchaser Parent nor any Purchaser does or shall waive any right it may have hereunder as a result of such notifications.

(e) Each Party shall, and shall cause each applicable Affiliate of such Party to, do all things required by such Person pursuant to this Agreement.

Section 7.7 Public Announcements. Subject to its legal obligations, including issuing or causing publication of any press release or public announcement to the extent that such disclosure is required by any applicable Law, the Seller Parent and each Seller shall consult with the Purchaser Parent regarding the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers, suppliers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

Section 7.8 Supplements to Schedules. From time to time up to the Closing, the Seller Parent shall supplement or amend, with reasonable promptness, the Schedules that they have delivered with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (b) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby. No supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.1 or the obligations of the Sellers under Section 11.1.

Section 7.9 Company Benefit Plans and Employment Agreements. Prior to the Closing Date, the Seller Parent and each applicable member of the Company Group shall make all required contributions and pay all premiums required under each Company Benefit Plan, including any employer matching and profit sharing contributions, which are due on or before the Closing Date. Prior to the Closing Date, the Seller Parent and each applicable member of the Company Group shall take all action required (a) to make any amendments to any Company Benefit Plan required to comply with Law for periods on or before the Closing Date, and (b) to file or furnish all documentation related to the Company Benefit Plans that are required to be filed with or furnished to any participant or Governmental Entity to comply with Laws for periods on or before the Closing Date. Prior to the Closing Date, the Seller Parent and each applicable member of the Company Group shall provide the Purchaser Parent all documentation reasonably requested by the Purchaser Parent related to all Company Benefit Plans.

Section 7.10 Insurance. If requested by the Purchaser Parent, the Seller Parent and each Seller shall in good faith cooperate with the Purchaser Parent and each Purchaser and take all actions reasonably requested by the Purchaser Parent or any Purchaser that are necessary or desirable to permit the Purchaser Parent or any Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the Insurance Contracts. All costs relating to the actions described in this Section 7.10 shall be borne by the Purchasers in accordance with their respective Purchase Price Allocation Percentages.

Section 7.11 Tax Matters.

(a) Cooperation on Tax Matters. The Sellers shall, and shall cause each of applicable member of the Company Group to, and the Purchaser Parent shall, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided (or made available) hereunder. The Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to any member of the Company Group relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser Parent, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Purchaser Parent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser Parent so requests, the Seller Parent shall allow the Purchaser Parent to take possession of such books and records. The Purchaser and the Seller Parent agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller Parent or the applicable Seller when due, and the Seller Parent or the applicable Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Purchaser Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) Allocation of Purchase Price. The Purchaser Parent and the Sellers shall allocate the Purchase Price payable to each Seller, as adjusted pursuant to Sections 3.5 and 3.6 (as so adjusted, the “Adjusted Purchase Price”), among the Purchased Assets acquired from such Seller. The Purchaser Parent shall prepare and submit such allocation to the Seller Parent in writing within ninety (90) days after the Closing Date. If, within thirty (30) days after receiving such allocation, the Seller Parent notifies the Purchaser Parent that the Sellers dispute any item(s) reflected thereon, the Purchaser Parent shall consider such comments in good faith. The allocation made pursuant to this Section 7.11(c) shall be modified as appropriate in accordance with this Section 7.11(c) to reflect any adjustments in the Adjusted Purchase Price made following the Closing in accordance with this Agreement. The Parties will prepare and file all Tax Returns in a manner consistent with such allocation of the Adjusted Purchase Price, and neither any Party nor any of such Party’s Affiliates shall take any Tax position that is inconsistent with such allocation of the Adjusted Purchase Price unless required to do so by applicable Law.

Section 7.12 Accounts.

(a) Effective as of the Closing Date, each Seller hereby irrevocably constitutes and appoints the Purchaser Parent as its true and lawful attorney-in-fact with full power of substitution (i) to collect in a reasonable manner consistent with reasonable past practice for the account of the applicable Purchaser any Purchased Assets and (ii) to institute and prosecute all proceedings that the Purchaser Parent or any Purchaser may in its sole discretion deem proper in order to enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.

(b) All payments and reimbursements received by any Seller in connection with or arising out of the Purchased Assets or the Assumed Liabilities after the Closing shall be held by such Seller in trust for the benefit of the applicable Purchaser and, promptly upon receipt by any Seller of any such payment or reimbursement, such Seller shall pay over to the applicable Purchaser the amount of such payment or reimbursement without right of setoff.

(c) All payments and reimbursements received by any Purchaser in connection with or arising out of the Excluded Liabilities after the Closing Date shall be held by such Purchaser in trust for the benefit of the applicable Seller and, promptly upon receipt by such Purchaser of any such payment or reimbursement, shall pay over the applicable Seller the amount of such payment or reimbursement without right of setoff.

Section 7.13 Payment of All Taxes Resulting From Sales of Purchased Assets by each Applicable Seller. Each applicable Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by applicable Law.

Section 7.14 Payment of Other Excluded Liabilities. In addition to payment of Taxes pursuant to Section 7.14. Each applicable Seller shall pay, or make adequate provision for the payment, in full all of the Excluded Liabilities and other liabilities and other obligations of such Seller under this Agreement.

Section 7.15 Restrictions on Dissolution and Distributions. No Seller shall dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the later of: (a) such Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Section 7.13 and 7.14; or (b) the lapse of more than one (1) year after the Closing Date.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Obligations of the Purchasers. The obligations of each of the Purchasers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, including any required consent of each of TDADS and TDH to the transfer of the Purchased Assets.

(c) Representations and Warranties. The representations and warranties of the Company set forth in Article IV and the representations and warranties of the Sellers set forth in Article V shall have been correct and complete in all material respects as of the date hereof and shall be correct and complete in all material respects as of the

Closing Date as though made on and as of the Closing Date (except to the extent that any representation of warranty is made with respect to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date), except that those representations and warranties that by their terms are qualified by materiality shall be correct and complete in all respects.

(d) Performance of Obligations of the Seller Parent and the Sellers. The Seller Parent and each Seller shall have performed in all material respects all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.

(e) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect.

(f) Consents. The Company shall have obtained and delivered to the Purchaser Parent, in form reasonably satisfactory to the Purchaser Parent, written consents of or notices to, as applicable (or waivers with respect thereto) the third parties to those Company Contracts marked with an asterisk on Schedule 4.13, and all such consents, notices and waivers shall be in full force and effect on and following the Closing.

(g) Ancillary Documents. The Sellers shall have delivered, or caused to be delivered, to the Purchaser Parent the documents listed in Section 9.2.

(h) Indebtedness; Release of Liens. The Company shall have delivered to the Purchaser Parent payoff letters (“Payoff Letters”) from each lender to the Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all Liens, if any, affecting any real or personal property of any member of the Company Group will be released.

(i) Estoppel and Consent Certificates. The Company shall have delivered to the Purchaser Parent an Estoppel and Consent Certificate, substantially in the form attached hereto as Exhibit 8.1(i) or as required by Item 42 under the Transfer of Physical Assets application, as applicable, executed by the landlord of each parcel of Leased Real Property.

(j) Closing Date Financial Statement, Closing Date Indebtedness Statement, Closing Date Expense Statement and Purchase Price Allocation Percentage Statement. The Company shall have delivered to the Purchaser Parent the Closing Date Financial Statement, the Closing Date Indebtedness Statement, the Closing Date Expense Statement and the Purchase Price Allocation Percentage Statement at least two (2) Business Days prior to the Closing Date.

(k) Transfer of Physical Assets. Each of Lancaster Pollard & Co., LLC and HUD shall have approved the Transfer of Physical Assets.

(l) Tax Returns. Each member of the Company Group shall have filed all Tax Returns due to be filed on or before the Closing Date with the appropriate Governmental Entity and shall have provided (or made available) copies of such Tax Returns to the Purchaser Parent.

(m) Requisite Approvals Under Credit Agreement. The Purchaser Parent and each of its applicable Affiliates shall have received all consents and approvals, and shall have provided all notices, in any such case required, in connection with the consummation of the Acquisition or the other transactions contemplated hereby, under that certain Amended and Restated Credit Agreement, dated as of November 2, 2012, among the Purchaser Parent, certain Subsidiaries of the Purchaser Parent, the lenders party thereto, and NexBank, SSB.

(n) Tennessee Board for Licensing Health Facilities. The Seller Parent or UGHS Senior Living of Knoxville, LLC, as applicable, shall have: (i) obtained, from the Tennessee Board for Licensing Health Facilities, an approved license for 120 assisted living beds at the assisted living facility operated by UGHS Senior Living of Knoxville, LLC in Knoxville, Tennessee; (ii) paid all fees, fines, penalties, costs, expenses and liabilities incurred or reasonably expected to be incurred in connection with obtaining such license; and (iii) resolved or paid, in each case in a manner reasonably satisfactory to the Purchaser Parent, any fees, fines, penalties, costs, expenses, liabilities or issues arising out of or associated with any non-compliance by the Seller Parent or UGHS Senior Living of Knoxville, LLC, as applicable, on or prior to the Closing Date, with the regulations of the Tennessee Board for Licensing Health Facilities.

Section 8.2 Conditions to Obligations of the Sellers. The obligations of each Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance hereof shall have been obtained or made.

(c) Representations and Warranties. The representations and warranties of the Purchasers contained in Article VI shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any representation of warranty is made with respect to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date), except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

(d) Performance of Obligations by the Purchaser Parent and the Purchasers. The Purchaser Parent and each Purchaser shall have performed in all material respects all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.

(e) Ancillary Documents. Each Purchaser shall have delivered, or caused to be delivered, to the Seller Parent the documents listed Section 9.3.

(f) Transfer of Physical Assets. Each of Lancaster Pollard & Co., LLC and HUD shall have approved the Transfer of Physical Assets.

(g) Requisite Approvals Under Credit Agreement. The Purchaser Parent and each of its applicable Affiliates shall have received all consents and approvals, and shall have provided all notices, in any such case required, in connection with the consummation of the Acquisition or the other transactions contemplated hereby, under that certain Amended and Restated Credit Agreement, dated as of November 2, 2012, among the Purchaser Parent, certain Subsidiaries of the Purchaser Parent, the lenders party thereto, and NexBank, SSB.

ARTICLE IX

CLOSING

Section 9.1 Closing. The Closing shall occur at 10:00 a.m., Texas time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII that are contemplated to be satisfied prior to the Closing, or on such other date as the Parties may agree. The Closing shall take place at such place as the Parties may agree.

Section 9.2 Seller Closing Deliveries. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser Parent and/or the applicable Purchaser, the following:

(a) a certificate executed by an authorized officer of the Seller Parent as to compliance with the conditions set forth in Section 8.1(c), (d), (f), (h) and (j);

(b) a Bill of Sale, substantially in the form attached hereto as Exhibit 9.2(b), executed by each Seller;

(c) a counterpart of the Assumption Agreement, substantially in the form attached hereto as Exhibit 9.2(c), executed by each Seller;

(d) a full or general warranty deed to convey to each applicable Purchaser each parcel of Owned Real Property, substantially in the form attached hereto as Exhibit 9.2(d), executed by each applicable Seller;

(e) an instrument of assignment of the Contracts, substantially in the form attached hereto as Exhibit 9.2(e), executed by each applicable Seller;

(f) evidence of the termination of any powers of attorney on behalf of the applicable Seller set forth in Schedule 4.13;

(g) a certificate by the Secretary or any Assistant Secretary of the Seller Parent, dated the Closing Date, as to the good standing of the Seller Parent and each Seller in their respective jurisdiction of incorporation or organization and in each other jurisdiction where any such Person is qualified to do business;

(h) the Payoff Letters;

(i) the Post-Closing Employment Agreement;

(j) the Non-Competition Agreement;

(k) the organizational record books, minute books and corporate seal of each Seller;

(l) a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2);

(m) each document listed on Schedule 9.2(m), executed by each applicable Seller and each applicable counterparty thereto; and

(n) all other documents required to be entered into by the Seller Parent or any Seller pursuant hereto or reasonably requested by the Purchaser Parent or any Purchaser, as applicable, to convey, as applicable, the Purchased Assets to applicable Purchaser as set forth on Annex A, or to otherwise consummate the Acquisition and the other transactions contemplated hereby.

Section 9.3 Purchaser Closing Deliveries. At the Closing:

(a) each Purchaser shall have delivered, or caused to be delivered, to the applicable Seller, an amount equal to the product of (i) such Purchaser’s Purchase Price Allocation Percentage, multiplied by (ii) the Closing Payment, in each case paid and delivered in accordance with Section 3.4;

(b) the Purchaser Parent shall have delivered, or caused to be delivered, to the Seller Parent, a certificate of an authorized officer of the Purchaser Parent as to compliance with the conditions set forth in Section 8.2(c) and (d);

(c) the Purchaser Parent shall have delivered, or caused to be delivered, to the Seller Parent, a certificate by the Secretary or any Assistant Secretary of the Purchaser Parent, dated the Closing Date, as to (i) the good standing of the Purchaser Parent and each Purchaser in its jurisdiction of incorporation and (ii) the effectiveness of the resolutions of the board of directors of the Purchaser Parent and each applicable Purchaser authorizing the execution, delivery and performance hereof by the Purchaser Parent or such Purchaser, as applicable, passed in connection herewith and the transactions contemplated hereby;

(d) each Purchaser shall have delivered a counterpart of the Assumption Agreement, substantially in the form attached hereto as Exhibit 9.2(c), executed by such Purchaser; and

(e) each of the Purchaser Parent and each Purchaser shall have delivered, or caused to be delivered, to the Seller Parent or the applicable Seller, all other documents required to be entered into or delivered by the Purchaser Parent or such Purchaser, as applicable, at or prior to the Closing pursuant hereto.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated:

(a) in writing by mutual consent of the Purchaser Parent and the Seller Parent;

(b) by written notice from the Seller Parent to the Purchaser Parent, in the event the Purchaser Parent or any Purchaser (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Seller Parent having notified the Purchaser Parent of its intent to terminate this Agreement pursuant to this Section 10.1(b);

(c) by written notice from the Purchaser Parent to the Seller Parent, in the event the Seller Parent or any Seller (i) fails to perform in any material respect any of their agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Purchaser Parent having notified the Seller Parent of its intent to terminate this Agreement pursuant to this Section 10.1(c); or

(d) by written notice by the Seller Parent to the Purchaser Parent, or the Purchaser Parent to the Seller Parent, as the case may be, in the event the Closing has not occurred on or prior to March 31, 2015 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination; provided, however, in the event that all conditions set forth in Article VIII that are contemplated to be satisfied prior to the Closing are satisfied or waived, on or prior to March 31, 2015, other than the condition set forth in Section 8.1(b) with respect to obtaining the required consent of each of TDADS and TDH to the transfer of the Purchased Assets, the Expiration Date shall be automatically extended until April 30, 2015.

Section 10.2 Specific Performance and Other Remedies. Each Party hereby agrees that the other Parties would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any Party or their Affiliates. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions or specific performance to prevent breaches of this Agreement by the other Parties, as applicable, and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or equity.

Section 10.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors or shareholders, except for obligations under Section 7.7 (Public Announcements), Section 12.1 (Notices), Section 12.5 (Governing Law), Section 12.7 (Consent to Jurisdiction, etc.) and Section 12.14 (Transaction Costs) and this Section 10.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification Obligations of the Seller Parent.

(a) The Seller Parent shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty made by the Sellers (or any one or more of them) in this Agreement;

(ii) any breach of any covenant, agreement or undertaking made by the Seller Parent or the Sellers (or any one or more of them) in this Agreement;

(iii) (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings regarding any member of the Company Group or (ii) claims based on violations of Law as in effect on or prior to the Closing, breach of contract, employment practices or health and safety matters, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of any member of the Company Group, prior to the Closing;

(iv) any Company Benefit Plan in respect of or relating to any period ending on or prior to the Closing Date;

(v) (i) any Taxes of the Seller Parent or any Seller with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), except to the extent such Taxes were reflected as a current liability on the Final Closing Date Financial Statement, (ii) the unpaid Taxes of any Person (other than the Seller Parent or any member of the Company Group) under Treasury Regulations section 1.1502-6 (or any similar provision of Law) and (iii) the unpaid Taxes of any Person (other than the Seller Parent or any member of the Company Group) for which any member of the Company Group is liable as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing;

(vi) the Excluded Liabilities; or

(vii) the Indebtedness, Change of Control Payments or Transaction Expenses to the extent not paid on or prior to the Closing Date or reflected as a current liability on the Final Closing Date Financial Statement.

(b) Each Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty made by such Seller in this Agreement or any Seller Ancillary Agreement to which such Seller is a party;

(ii) any breach of any covenant, agreement or undertaking made by such Seller in this Agreement or any Seller Ancillary Agreement to which such Seller is a party; or

(iii) any unpaid Taxes of such Seller.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in this Section 11.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 11.2 Indemnification Obligations of the Purchaser Parent. The Purchaser Parent shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to: any breach or inaccuracy of any representation or warranty made by the Purchaser Parent or any Purchaser in this Agreement or in any Purchaser Ancillary Document to which such Person is a party; or

(b) any breach of any covenant, agreement or undertaking made by the Purchaser Parent or any Purchaser in this Agreement or in any Purchaser Ancillary Document to which such Person is a party.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Seller Indemnified Parties described in this Section 11.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 11.3 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or any Seller Loss (as the case may be), such Indemnified Party shall notify the Purchaser Parent or the Seller Parent, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, to the extent such audit, investigation, action or proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or proceeding if (i) such claim could result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim. In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the

Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any audit, investigation, action or proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such claim pursuant to Section 11.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 11.3(c). In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder.

(d) Any indemnification obligation of the Seller Parent pursuant to this Article XI shall be satisfied directly by the Seller Parent; provided, however, subject to the limitations set forth in Sections 11.4 and 11.5, the Purchasers may set-off against all or a portion of any payment of the Earn-Out Consideration otherwise due and owing any amount finally determined to be owed by the Seller Parent to any Purchaser Indemnified Party under the indemnification obligations set forth in this Article XI. Each Seller agrees and acknowledges that the Purchasers’ right to set-off shall be a non-exclusive remedy and shall be in addition to any other available remedies, and any assertion of such right to set-off shall not be deemed an election of legal or equitable remedies.

(e) For the avoidance of doubt, claims relating to the determination of the Earn-Out Consideration shall be governed by Section 3.6.

(f) Notwithstanding anything to the contrary in this Agreement, for purposes of calculating Purchaser Losses or Seller Losses, as applicable, all applicable representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary qualifications.

Section 11.4 Claims Period. The Claims Period hereunder shall begin on the date hereof and terminate as follows:

(a) (i) with respect to Purchaser Losses arising under (A) Section 11.1(a)(i)(i) with respect to any breach or inaccuracy of any representation or warranty in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.5 (Absence of Restrictions and Conflicts), Section 4.7(a) (Title to Assets; Related Matters), Section 4.14 (Tax Returns; Taxes), Section 4.19 (Environmental Matters) and Section 4.30 (Solvency) (B) Sections 11.1(a)(ii)-(viii) or (C) Section 11.1(b), the Claims Period shall terminate on the date that is sixty (60) days following the termination of the applicable statute of limitations or, if there is no applicable statute of limitations, the Claims Period shall survive until the date that is five (5) years following the Closing Date; provided, however, with respect to Purchaser Losses arising under Section 11.1(a)(i) with respect to any breach or inaccuracy of any representation or warranty in Section 4.14 (Tax Returns; Taxes), if there is no applicable statute of limitations, the Claims Period shall survive indefinitely (all Purchaser Losses described in this Section 11.4(a)(i), the “Surviving Obligations”); and (ii) with respect to all other Purchaser Losses arising hereunder, the Claims Period shall terminate on the date that is eighteen (18) months following the Closing Date; and

(b) with respect to Seller Losses arising under Section 11.2, the Claims Period shall continue indefinitely.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.5 Liability Limits. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Seller Parent for indemnification under this Article XI for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $100,000 (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses; provided, however, the Surviving Obligations shall not be subject to the Purchaser Basket. The total aggregate amount of the liability of the Seller Parent for Purchaser Losses shall be $3,000,000 (the “Purchaser Cap”); provided, however, the aggregate amount of the liability of the Seller Parent for Purchaser Losses arising in connection with Surviving Obligations shall be an amount equal to the Purchase Price. The total aggregate amount of the liability of the Purchaser Parent for Seller Losses shall be an amount equal to the sum of the Purchase Price. No Indemnifying Party shall be liable under this Article XI for any Purchaser Losses or Seller Losses, as applicable, based upon or arising out of any change, fact, event or circumstance if the applicable Indemnified Party had actual knowledge of such change, fact, event or circumstance prior to the date hereof.

Section 11.6 Exclusive Remedy. The Parties agree that, excluding (a) any claim for injunctive or other equitable relief, (b) the rights of the Parties under Section 10.2, (c) any claim related to fraud, willful misconduct or bad faith by any Party in connection with the transactions related to this Agreement or (d) for matters related to the Post-Closing Employment Agreement or the Non-Competition Agreement, the indemnification provisions of this Article XI are intended to provide the sole and exclusive remedy as to all claims either the Sellers, on the one hand, or the Purchasers, on the other hand, may incur arising from or relating to this Agreement. Any liability for indemnification under this Agreement or document delivered hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constitutes a breach of more than one representation, warranty, covenant or agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or by email transmission (so long as a receipt of such email is requested and received) as follows:

To the Purchaser Parent or any Purchaser:	c/o Cornerstone Healthcare Group Holding, Inc. 2200 Ross Avenue, Suite 5400 Dallas, Texas 75201 Attn: David Smith, Chief Executive Officer Email: dsmith@chghospitals.com

with a copy to:	King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309-3521 Attn: Raymond E. Baltz, Jr. Email: rbaltz@kslaw.com

To the Seller Parent or any Seller:	c/o UGHS Senior Living, Inc. 7501 Fannin Street Houston, Texas 77054 Attn: Edward T. Laborde Email: elaborde@ughs.net

with a copy to:	Donald W. Sapaugh 227 E. Edgewood Friendswood, Texas 77546 Email: dsapaugh@ughs.net or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail or (d) upon receipt of email transmission.

Section 12.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, however, that the Purchaser Parent and each of the Purchasers may, without the consent of the Seller Parent or any of the Sellers, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates (in which case, the applicable assignor nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) designate one or more of its Affiliates to perform its obligations hereunder (in which case, the applicable designor nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign this Agreement to its lenders for collateral security purposes and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of the Purchaser Parent, any Purchaser or the Purchased Assets (in which case the Purchaser Parent or the applicable Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 12.4 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

Section 12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 12.6 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.7 Consent to Jurisdiction, etc. Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Texas or the federal courts located in the State of Texas, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 12.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 12.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 12.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.10 Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

Section 12.11 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 12.12 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain Confidentiality and Non-Disclosure Agreement, dated as of June 19, 2014, by and between Highland Capital Management, L.P., an Affiliate of the Purchaser Parent, and the Seller Parent, which the Parties agree will terminate as of the Closing) and constitute the entire agreement among the Parties with respect thereto.

Section 12.13 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.14 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser Parent shall pay its and each Purchaser’s fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees costs and expenses of the Seller Parent and each Seller incurred in connection herewith and the transactions contemplated hereby shall be paid pursuant to Section 3.4(c) if the Closing occurs and by Seller Parent if the Closing does not occur.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER PARENT:

CORNERSTONE HEALTHCARE
GROUP HOLDING, INC.

By:
Name: David Smith
Title: Chief Executive Officer

SELLER PARENT:

UNIVERSITY GENERAL HEALTH SYSTEM, INC.

By:
Name:
Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASERS:	SELLERS:

CHG Senior Living, LLC By: Name: David Smith Title: Vice President	TrinityCare Senior Living, LLC By: Name: Title:

CHG Senior Living Real Estate of Port Lavaca, LLC By: Name: David Smith Title: Vice President	UGHS Senior Living Real Estate of Port Lavaca, LLC By: Name: Title:

CHG Senior Living Real Estate of Pearland, LLC By: Name: David Smith Title: Vice President	UGHS Senior Living Real Estate of Pearland, LLC By: Name: Title:

CHG Senior Living Real Estate of Knoxville, LLC By: Name: David Smith Title: Vice President	UGHS Senior Living Real Estate of Knoxville, LLC By: Name: Title:

CHG Senior Living of Pearland, LLC By: Name: David Smith Title: Vice President	UGHS Senior Living of Pearland, LLC By: Name: Title:

CHG Senior Living of Port Lavaca, LLC By: Name: David Smith Title: Vice President	UGHS Senior Living of Port Lavaca, LLC By: Name: Title:

[Signature Page to Purchase Agreement]

PURCHASERS:	SELLERS:

CHG Senior Living of Knoxville, LLC By: Name: David Smith Title: Vice President	UGHS Senior Living of Knoxville, LLC By: Name: Title:

Cornerstone Behavioral Health, LLC By: Name: David Smith Title: President	UGHS Behavioral Health Management Services, Inc. By: Name: Title:

CHG Senior Living of Covington, LLC By: Name: David Smith Title: Vice President	TrinityCare Senior Living of Covington, LLC By: Name: Title:

CHG Senior Living Properties, LLC By: Name: David Smith Title: Vice President	UGHS Senior Living Real Estate, LLC By: Name: Title:

CHG Lighthouse of Pearland, LLC By: Name: David Smith Title: Vice President	TrinityCare Lighthouse of Pearland, LLC By: Name: Title:

[Signature Page to Purchase Agreement]

Annex A

Purchaser	Seller	Purchased Assets	Assumed Liabilities
CHG Senior Living, LLC	TrinityCare Senior Living, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

CHG Senior Living Real Estate of Port Lavaca, LLC	UGHS Senior Living Real Estate of Port Lavaca, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

CHG Senior Living Real Estate of Pearland, LLC	UGHS Senior Living Real Estate of Pearland, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

CHG Senior Living Real Estate of Knoxville, LLC	UGHS Senior Living Real Estate of Knoxville, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

CHG Senior Living of Pearland, LLC	UGHS Senior Living of Pearland, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

CHG Senior Living of Port Lavaca, LLC	UGHS Senior Living of Port Lavaca, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

CHG Senior Living of Knoxville, LLC	UGHS Senior Living of Knoxville, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

Cornerstone Behavioral Health, LLC	UGHS Behavioral Health Management Services, Inc.	The IP Assets listed on Schedule 4.7(b)(2)	All Assumed Liabilities of such Seller

CHG Senior Living of Covington, LLC	TrinityCare Senior Living of Covington, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

CHG Senior Living Properties, LLC	UGHS Senior Living Real Estate, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller

CHG Lighthouse of Pearland, LLC	TrinityCare Lighthouse of Pearland, LLC	All Purchased Assets used or held for use by such Seller in connection with the Business	All Assumed Liabilities of such Seller